Exhibit 99.1

Pacific Capital Bancorp Announces Separation Agreement with Former CIO

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 31, 2006--Pacific Capital Bancorp (Nasdaq:PCBC) today announced that it has entered into a Separation Agreement and General Release with William J. Grimm, effective July 27, 2006. Mr. Grimm, whose employment with Pacific Capital Bancorp has terminated, served as the Company's Chief Information Officer since September 2000.
    The two units under Mr. Grimm's oversight during his tenure with Pacific Capital Bancorp - the IT Division and the Refund Anticipation/Refund Loan programs - have been reassigned to other senior leaders within the Company.

    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

    Forward-Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions regarding the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund anticipation loan and refund transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund anticipation loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets;
(8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Pacific Capital Bancorp
             Deborah Whiteley, 805-884-6680 (Investor Relations)
             Debbie.Whiteley@pcbancorp.com